Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
Second Quarter 2016 Financial Results

Completes Three Accretive Add-On Acquisitions During the Quarter and
Announces Agreement to Acquire 5.11 Tactical® Subsequent to Quarter End

Westport, Conn., August 3, 2016 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended June 30, 2016.

Second Quarter 2016 Highlights

•	Generated Cash Provided by Operating Activities of $39.5 million, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $15.6 million for the second quarter of 2016;

•	Reported net income of $19.4 million for the second quarter of 2016;

•	Paid a second quarter 2016 cash distribution of $0.36 per share in July 2016, bringing cumulative distributions paid to $13.9152 per share since CODI’s IPO in May of 2006;

•	Completed the accretive add-on acquisition of Phoenix Soil, LLC (“Phoenix Soil”) by CODI’s subsidiary Clean Earth, Inc. (“Clean Earth”);

•	Consummated an accretive add-on acquisition of New Baby Tula LLC ("Baby Tula") by the Company’s subsidiary The ERGObaby Carrier, Inc. (“ERGObaby”);

•	Completed the accretive add-on acquisition of EWS Alabama, Inc. (“EWS”) by CODI’s subsidiary Clean Earth; and

•	Subsequent to quarter end, announced an agreement to acquire 5.11 Tactical® “(5.11)”.

“Our leading middle market businesses generated stable operating results that were consistent with management’s expectations for the second quarter,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “These results reflect strong performances from our Arnold Magnetic, Clean Earth and Sterno Products subsidiaries, with each reporting year-over-year, double-digit EBITDA increases.”

Mr. Offenberg added, “During the second quarter, we continued to reinvest in the growth of our subsidiaries by completing two accretive acquisitions for our subsidiary Clean Earth and another for our subsidiary ERGObaby. Adding these attractive businesses will expand these companies’ customer bases, broaden their respective geographies and enhance their growth potential. Following the quarter end, we continued to take advantage of market opportunities by entering into an agreement to acquire 5.11 Tactical, a global leader of tactical apparel and gear. The acquisition is expected to provide thirty to thirty-five cents per share of cash flow accretion to CODI on an annualized basis. We welcome this opportunity to serve law enforcement, first responders as well as military personnel, and are excited to work with 5.11 as it expands its consumer penetration globally. Looking forward, we will continue to focus on using CODI’s strong balance sheet and considerable financial flexibility to pursue both attractive platform and add-on acquisitions that create long-term shareholder value.”

Operating Results
For the quarter ended June 30, 2016, CODI generated Cash Provided by Operating Activities of $39.5 million, as compared to Cash Provided by Operating Activities of $29.0 million for the quarter ended June 30, 2015. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $15.6 million for the quarter ended June 30, 2016, as compared to $27.0 million for the prior year’s comparable quarter. The decrease in Cash Flow over the prior year was primarily a result of the sale of CamelBak in August 2015. CODI’s weighted average number of shares outstanding for both the quarter ended June 30, 2016 and the quarter ended June 30, 2015 were 54.3 million, respectively.

Cash Flow for the second quarter of 2016 reflects year-over-year earnings growth in the Company’s Arnold Magnetic, Clean Earth, Sterno Products and ERGObaby businesses, partially offset by a decline at the Company’s Advanced Circuits business.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled more than $520 million since going public in 2006.

Net income for the quarter ended June 30, 2016 was $19.4 million, as compared to net income of $26.6 million for the quarter ended June 30, 2015. During the second quarter of 2016 and 2015, CODI’s equity method investment in FOX increased $18.9 million and $11.2 million, respectively.

Liquidity and Capital Resources
As of June 30, 2016, CODI had approximately $21.2 million in cash and cash equivalents, $318.5 million outstanding on its term loan facility and $78 million in borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $318.2 million at June 30, 2016 under its revolving credit facility. In addition, the Company’s equity investment in its former subsidiary FOX is valued at $210.3 million at June 30, 2016.

In connection with the expected closing of 5.11 during the third quarter of 2016, the Company anticipates using its revolving credit facility to fund the acquisition as well as exercise an accordion feature on its existing credit facility.

Second Quarter 2016 Distribution
On July 7, 2016, CODI’s Board of Directors declared a second quarter distribution of $0.36 per share. The cash distribution was paid on July 28, 2016 to all holders of record as of July 21, 2016. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $ 13.9152 per share.

Conference Call
Management will host a conference call on Thursday, August 4, 2016 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 43051042. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through August 11, 2016. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 43051042.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer industries (Sterno Products).

In addition, we own approximately 33% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2015 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2016	2015
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$21,160	$85,869
Accounts receivable, net	125,314	114,320
Inventories	81,813	68,371
Prepaid expenses and other current assets	19,274	22,803
Total current assets	247,561	291,363
Property, plant and equipment, net	124,474	118,050
Equity method investment	210,328	249,747
Goodwill and intangible assets, net	854,159	751,892
Other non-current assets	13,209	9,990
Total assets	$1,449,731	$1,421,042

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$105,005	$98,362
Due to related party	6,087	5,863
Current portion, long-term debt	3,250	3,250
Other current liabilities	10,253	9,004
Total current liabilities	124,595	116,479
Deferred income taxes	104,433	103,745
Long-term debt	385,776	308,639
Other non-current liabilities	27,897	18,960
Total liabilities	642,701	547,823
Stockholders' equity
Total stockholders' equity attributable to Holdings	777,202	826,084
Noncontrolling interests	29,828	47,135
Total stockholders' equity	807,030	873,219
Total liabilities and stockholders’ equity	$1,449,731	$1,421,042

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Net sales	$229,388	$199,725	$437,435	$379,150
Cost of sales	150,167	136,508	291,953	263,363
Gross profit	79,221	63,217	145,482	115,787
Operating expenses:
Selling, general and administrative expense	46,738	33,945	91,211	66,971
Management fees	6,676	6,666	13,134	13,399
Amortization expense	8,609	7,224	16,435	15,046
Loss on disposal/ impairment expense	6,663	258	6,663	9,165
Operating income	10,535	15,124	18,039	11,206
Other income (expense):
Interest expense, net	(7,366)	(3,125)	(18,828)	(12,842)
Gain (loss) on equity method investment	18,889	11,181	8,266	(2,266)
Amortization of debt issuance costs	(570)	(545)	(1,140)	(1,090)
Other income (expense), net	(542)	(43)	2,878	(33)
Income (loss) from continuing operations before income taxes	20,946	22,592	9,215	(5,025)
Provision for income taxes	1,588	3,125	4,884	5,518
Net income (loss) from continuing operations	19,358	19,467	4,331	(10,543)
Income from discontinued operations, net of tax	—	7,108	—	11,831
Net income	19,358	26,575	4,331	1,288
Less: Income from continuing operations attributable to noncontrolling interest	119	1,720	1,115	1,194
Less: Income from discontinued operations attributable to noncontrolling interest	—	398	—	539
Net income (loss) attributable to Holdings	$19,239	$24,457	$3,216	$(445)

Basic and fully diluted income (loss) per share
Continuing operations	$0.33	$0.29	$0.03	$(0.25)
Discontinued operations	—	0.11	—	0.19
	$0.33	$0.40	$0.03	$(0.06)

Basic and fully diluted weighted average number of shares outstanding	54,300	54,300	54,300	54,300

Cash distributions declared per share	$0.36	$0.36	$0.72	$0.72

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Six Months Ended
(in thousands)	June 30, 2016	June 30, 2015
Net cash provided by operating activities	$45,534	$32,267
Net cash used in investing activities	(99,589)	(9,249)
Net cash used in financing activities	(6,831)	(21,660)
Effect of foreign currency on cash	(3,823)	318
Net (decrease) increase in cash and cash equivalents	(64,709)	1,676
Cash and cash equivalents — beginning of period	85,869	23,703
Cash and cash equivalents — end of period	$21,160	$25,379

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$19,358	$26,575	$4,331	$1,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,012	15,710	29,920	32,245
Loss on disposal/ impairment expense	6,663	258	6,663	9,165
Amortization of debt issuance costs and original issue discount	737	712	1,475	1,425
Unrealized loss (gain) on derivatives	2,755	(2,447)	9,983	1,867
(Gain) loss on equity method investment	(18,889)	(11,181)	(8,266)	2,266
Noncontrolling stockholders charges	859	859	2,048	1,883
Excess tax benefit on stock compensation	(366)	—	(366)	—
Other	343	73	282	500
Deferred taxes	(6,205)	(451)	(5,991)	(1,257)
Changes in operating assets and liabilities	19,242	(1,128)	5,455	(17,115)
Net cash provided by operating activities	39,509	28,980	45,534	32,267
Plus:
Unused fee on revolving credit facility (1)	437	297	937	606
Successful acquisition costs	1,238	—	1,727	—
Integration services fee (2)	250	1,000	500	2,000
Realized loss from foreign currency effect (3)	20	—	—	—
Excess tax benefit on stock compensation	366	—	366	—
Changes in operating assets and liabilities	—	1,128	—	17,115
Other	315	—	128	—
Less:
Maintenance capital expenditures (3)	5,982	3,890	9,666	8,179
Payment on swap	1,294	500	1,794	995
Changes in operating assets and liabilities	19,242	—	5,455	—
Realized gain from foreign currency effect (4)	—	—	3,059	—
Other	—	37	—	342
Estimated cash flow available for distribution and reinvestment	$15,617	$26,978	$29,218	$42,472

Distribution paid in April 2016/2015	$—	$—	$19,548	$19,548
Distribution paid in July 2016/ 2015	19,548	19,548	19,548	19,548
	$19,548	$19,548	$39,096	$39,096

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(3)
Excludes growth capital expenditures of approximately $0.2 million and $0.4 million for the three months ended June 30, 2016 and 2015, and $0.9 million and $0.9 million for the six months ended June 30, 2016 and 2015, respectively.

(4)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.